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                                                                     Exhibit 2.2

                               FIRST AMENDMENT TO
                            ASSET PURCHASE AGREEMENT

         This First Amendment (this "Amendment"), dated as of the 14th day of February, 2003, to the Asset Purchase Agreement (the "Agreement"), dated as of the 27th day of January, 2003, by and between Video Network Communications, Inc., a Delaware corporation ("Purchaser"), and WilTel Communications, LLC (formerly Williams Communications, LLC), a Delaware limited liability company ("WCLLC"), and Williams Communications Procurement, LP, a Delaware limited partnership (each, a "Seller" and collectively, "Sellers"). All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Agreement.

         WHEREAS, the parties wish to modify the provisions in the Agreement relating to transition assistance following the Closing Date (as defined below).

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and obligations contained herein, the Parties hereto hereby agree as follows:

         1. The Closing will occur on February 14, 2003 (the "Closing Date").

         2. Section 4.13 of the Agreement is hereby deleted in its entirety and replaced with the following:

                  "4.13  Transition Assistance.

                  (a) From the date hereof, Sellers will not in any manner take or cause to be taken any action which is designed, intended or might reasonably be anticipated to have the effect of discouraging customers, clients, sponsors, suppliers, vendors, lessors and other associates of the Webcasting Business from maintaining the same business relationships with Purchaser after the date of this Agreement as were maintained with the Webcasting Business prior to the date of this Agreement.

                  (b) Sellers will be responsible for sending all invoices to customers and collecting the revenue therefrom for Webcasting Business services provided on or before the Closing Date. Purchaser will be responsible for sending all invoices to customers and collecting the revenue therefrom for Webcasting Business services provided after the Closing Date. To the extent there are any Webcasting Business services provided that include both pre- and post-Closing periods, Sellers will send the invoices therefor but the revenue therefrom will be




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         prorated, with Sellers being entitled to receive the revenue attributable to the Webcasting Business services provided on or before the Closing Date and Purchaser being entitled to receive the revenue attributable to the Webcasting Business services provided after the Closing Date.

                  (c) Sellers will be responsible for payment of all expenses incurred on or before the Closing Date. Purchaser will be responsible for payment of all expenses incurred after the Closing Date. To the extent there are any expenses, including, without limitation, expenses under the Real Property Lease, that include both pre- and post-Closing periods such expenses will be prorated, with Sellers being responsible for expenses attributable to the pre-Closing period and Purchaser being responsible for expenses attributable to the post-Closing period.

                  (d) Each of WCLLC and Purchaser shall designate a person who shall be responsible for coordinating with the other Party the payment of expenses and sending of invoices and receipt of payments from customers. By March 25, 2003, and again by June 25, 2003, each of WCLLC and Purchaser will prepare and send to the other Party a statement (the "Reconciliation Statement") which reconciles any amounts received or paid by such Party to which the other Party should be entitled to or required to pay pursuant to paragraphs (b) and (c) above. The amounts shown on the Reconciliation Statements will be netted and any payments required thereby in order to comply with paragraphs (b) and (c) above will be made by Sellers or Purchaser, as applicable, by March 31, 2003 and June 30, 2003, respectively, to the other Party at an account designated by such Party."

         3. This Agreement shall be governed by and construed in accordance with the substantive law of the State of New York without giving effect to the principles of conflicts of law thereof.

         4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         5. Except as specifically amended hereby, the Agreement is in all respects confirmed, ratified and approved.

            [The remainder of this page is intentionally left blank.]

                                       2




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         IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the date first above written.

"Purchaser"                              "Sellers"

Video Network Communications, Inc.       WilTel Communications, LLC

By: /s/ Alex Russo                       By: /s/ Ken Kinnear
    --------------------                     ---------------------------------
Name:   Alex Russo                       Name:   Ken Kinnear
Title:  Director and Attorney-in-Fact    Title:  Vice President, Controller and
                                                 Chief Accounting Officer

                                         Williams Communications Procurement,
                                         LP, by Williams Communications
                                         Procurement, LLC, its General Partner

                                         By: /s/ Ken Kinnear
                                             ---------------------------------
                                         Name:  Ken Kinnear
                                         Title: Vice President


                 (Amendment No. 1 to Asset Purchase Agreement)